Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-3456, 333-27739, 333-56975, 333-67441, 333-83561, 333-45710, 333-68322, 333-96899, 333-118819, 333-137944 and 333-161051 on Form S-8 of our report dated April 10, 2012, relating to the financial statements of Cost Plus, Inc. and the effectiveness of its internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cost Plus, Inc. for the year ended January 28, 2012.

/s/ Deloitte & Touche LLP

San Francisco, California

April 10, 2012